Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-198496) of Intra-Cellular Therapies, Inc.,

(2)	Registration Statement (Form S-3 No. 333-191238) of Intra-Cellular Therapies, Inc., and

(3)	Registration Statement (Form S-8 No. 333-193310) pertaining to the ITI, Inc. 2003 Equity Incentive Plan, as amended, and the Intra-Cellular Therapies, Inc. 2013 Equity Incentive Plan of Intra-Cellular Therapies, Inc.;

of our report dated March 12, 2015, with respect to the consolidated financial statements of Intra-Cellular Therapies, Inc. included in this Annual Report (Form 10-K) of Intra-Cellular Therapies, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

McLean, VA

March 12, 2015